                                                                    EXHIBIT 4.39

                               Barnett Banks, Inc.
                             NB Holdings Corporation
                             NationsBank Corporation

                   6.90% Subordinated Notes due September 2005

                          FIRST SUPPLEMENTAL INDENTURE

                           Dated as of January 9, 1998

                       Supplementing the Indenture, dated
                          as of March 16, 1995, between
                             Barnett Banks, Inc. and
                            Chemical Bank, as Trustee

                            The Chase Manhattan Bank
                       (formerly known as Chemical Bank),
                                     Trustee

         FIRST SUPPLEMENTAL INDENTURE, dated as of January 9, 1998 (the "First Supplemental Indenture"), among NationsBank Corporation, a North Carolina corporation ("NationsBank"), NB Holdings Corporation, a Delaware corporation ("Holdings"), Barnett Banks, Inc., a Florida corporation ("Barnett"), and The Chase Manhattan Bank (formerly known as Chemical Bank), as Trustee (the "Trustee") under the Indenture referred to herein;

         WHEREAS, Barnett and the Trustee heretofore executed and delivered an Indenture, dated as of March 16, 1995 (the "Indenture"); and

         WHEREAS, pursuant to the Indenture Barnett issued and the Trustee authenticated and delivered $150 million aggregate principal amount of Barnett's 6.90% Subordinated Notes Due September 2005 (the "Securities"); and

         WHEREAS, NationsBank, Holdings and Barnett have entered into the Agreement and Plan of Merger, dated as of August 29, 1997, and amended as of November 18, 1997, pursuant to which Barnett will merge with and into Holdings (the "Barnett Merger") on the date hereof; and

         WHEREAS, Section 1001 of the Indenture provides that in the case of the Barnett Merger, Holdings shall expressly assume by supplemental indenture all the obligations under the Securities and the Indenture; and

         WHEREAS, NationsBank, as the holder of 100% of the outstanding capital stock of Holdings, desires to assume, jointly and severally with Holdings, all of the rights and obligations under the Securities and Indenture that are required to be assumed by Holdings pursuant to Section 1001 of the Indenture; and

         WHEREAS, Section 1101 of the Indenture provides that Barnett and the Trustee may amend the Indenture and the Securities without notice to or consent of any Holders of the Securities in order to comply with Article Ten of the Indenture; and

         WHEREAS, this First Supplemental Indenture has been duly authorized by all necessary corporate action on the part of each of NationsBank, Holdings and Barnett.

         NOW, THEREFORE, NationsBank, Holdings, Barnett and the Trustee agree as follows for the equal and ratable benefit of the Holders of the Securities:

                                    ARTICLE I
                       ASSUMPTION BY SUCCESSOR CORPORATION
                              AND ITS PARENT ENTITY

         SECTION 1.1. Assumption of the Securities. NationsBank hereby expressly assumes, jointly and severally with Holdings, the due and punctual payment of the principal of (and premium, if any) and interest on the Securities and the performance of every covenant of the Indenture on the part of Barnett to be performed or observed.

         SECTION 1.2. Trustee's Acceptance. The Trustee hereby accepts this First Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.

                                   ARTICLE II
                                  MISCELLANEOUS

         SECTION 2.1. Effect of Supplemental Indenture. Upon the later to occur of (i) the execution and delivery of this First Supplemental Indenture by NationsBank, Holdings, Barnett and the Trustee and (ii) the consummation of the Barnett Merger, the Indenture shall be supplemented in accordance herewith, and this First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

         SECTION 2.2. Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

         SECTION 2.3. Indenture and Supplemental Indenture Construed Together. This First Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this First Supplemental Indenture shall henceforth be read and construed together.

         SECTION 2.4. Confirmation and Preservation of Indenture. The Indenture as supplemented by this First Supplemental Indenture is in all respect confirmed and preserved.

         SECTION 2.5. Conflict with Trust Indenture Act. If any provision of this First Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act ("TIA") that is required under the TIA to be part of and govern any provision of this First Supplemental Indenture, the provision of the TIA shall control. If any provision of this First Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this First Supplemental Indenture, as the case may be.

         SECTION 2.6. Severability. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         SECTION 2.7. Terms Defined in the Indenture. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

         SECTION 2.8. Headings. The Article and Section headings of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

         SECTION 2.9. Benefits of First Supplemental Indenture, etc. Nothing in this First Supplemental Indenture or the Securities, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this First Supplemental Indenture or the Securities.

         SECTION 2.10. Successors. All agreements of Holdings and NationsBank in this First Supplemental Indenture shall bind their successors. All agreements of the Trustee in this First Supplemental Indenture shall bind its successors.

         SECTION 2.11. Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of Barnett, NationsBank and Holdings, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to, and shall not be responsible for, the validity or sufficiency of this First Supplemental Indenture.

         SECTION 2.12. Certain Duties and Responsibilities of the Trustees. In entering into this First Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

         SECTION 2.13. Governing Law. This First Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

         SECTION 2.14. Counterpart Originals. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

         IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed as of the date first written above.

                       NationsBank Corporation

                       By: /s/ JOHN E. MACK
                          -----------------
                              Name:
                              Title:

                       NB Holdings Corporation

                       By: /s/ JOHN E. MACK
                          -----------------
                              Name:
                              Title:

                       Barnett Banks, Inc.

                       By: /s/ CHARLES E. RICE
                          --------------------
                              Name: Charles E. Rice
                              Title: Chairman and Chief Executive Officer

                       The Chase Manhattan Bank, as
                       Trustee

                       By: /s/ G. MCFARLANE
                          -----------------
                              Name: G. McFarlane
                              Title: Vice President

                                        6